EXHIBIT 12.1

MARQUEE HOLDINGS INC. AND SUBSIDIARIES

RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

						Actual
	Pro Forma	Actual	Actual	Actual	Actual	From Inception	Actual
	52 Weeks	52 Weeks	53 Weeks	52 Weeks	52 Weeks	July 16, 2004	April 2, 2004
	Ended	Ended	Ended	Ended	Ended	through	through
	April 2, 2009	April 2, 2009	April 3, 2008	March 29, 2007	March 30, 2006	March 31, 2005	December 23, 2004
	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)

EARNINGS
Earnings (loss) from continuing operations before income taxes or equity in (earnings) losses of non-consolidated entities	$(173,054)	$(139,909)	$(21,068)	$(87,805)	$(106,522)	$(53,698)	$(17,697)
Add:Fixed charges (below)	347,667	314,522	333,091	383,473	262,300	83,968	156,154
Amortization of capitalized interest	1,623	1,623	1,493	2,395	1,253	386	1,046
Distributed income of equity investees	29,978	29,978	43,553	236,260	5	—	129
Less:Interest capitalized (below)	(415)	(415)	(1,114)	(1,760)	(2,239)	(203)	(658)

Earnings for ratio	205,799	205,799	355,955	532,563	154,797	30,453	138,974

FIXED CHARGES:
Interest on borrowings	178,802	145,657	160,902	214,539	136,932	52,502	66,851
Interest on capital and financing lease obligations	5,990	5,990	6,505	4,669	3,937	1,449	5,848
Interest-discontinued operations	7,881	7,881	11,927	13,394	4,119	598	1,560
Interest capitalized	415	415	1,114	1,760	2,239	203	658
Estimated interest portion of rental expense (1)	149,601	149,601	146,463	142,681	108,876	26,925	74,578
Estimated interest portion of rental expense (1)-discontinued operations	4,978	4,978	6,180	6,430	6,197	2,291	6,659

Fixed Charges	347,667	314,522	333,091	383,473	262,300	83,968	156,154

FIXED CHARGES IN EXCESS OF EARNINGS	$141,868	$108,723	$—	$—	$107,503	$53,515	$17,180

RATIO OF EARNINGS TO FIXED CHARGES	—	—	1.1	1.4	—	—	—

The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings.  For purposes of computing this ratio, earnings consist of earnings (loss) from continuing operations before income taxes or equity in (earnings) losses of non-consolidated entities, plus fixed charges (excluding capitalized interest), amortization of capitalized interest, and distributed income of equity investees.  Fixed charges consist of interest expense, interest capitalized and one-third of rent expense on operating leases, estimated by the Company to be representative of the interest factor attributable to such rent expense.

(1)  Used one-third of rent expense on operating leases.